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                                                                    EXHIBIT 9(b)





                            REIMBURSEMENT AGREEMENT

This Reimbursement Agreement, made this 1st day of November, 1991, by and between Provident Mutual Life Insurance Company of Philadelphia (PMLIC), a Pennsylvania corporation, and The Market Street Fund, Inc. (the Fund), a Maryland corporation:

                                  WITNESSETH:

         WHEREAS, PMLIC offers and sells to the public variable life insurance policies and the Separate Accounts established for such policies are continuously investing in shares of the respective Portfolios of the Fund as the investment vehicle for such Separate Accounts and the policies; and

         WHEREAS, the Fund pays its own expenses, generally, including brokerage costs, administrative costs, custodian costs and legal, accounting and printing costs; and

         WHEREAS, PMLIC has agreed to undertake the payment of a portion of these costs to avoid any potential detriment to the policyholders of such policies arising from the impact of such costs on the Fund's assets;

         NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

         1. The Reimbursement Agreement dated November, 1985 is hereby terminated;

         2. If the total ordinary operating expenses of the Growth, Money Market, Bond, Managed or Aggressive Growth Portfolios of the Fund, excluding advisory fees, and exclusive of attorney's fees, court judgments, decrees or awards, or any other litigation costs in legal actions involving the Fund, or costs relating to indemnification of directors, officers or employees of the Fund where such costs are not covered by director and officer liability insurance, for any year are in excess of an annual rate of 0.40% of the average daily net assets of such Portfolio, PMLIC shall reimburse the Fund for such expenses of the applicable Portfolio in excess of such limit.

         3. If the total ordinary operating expenses of the International Portfolio of the Fund, as described in item 2 above, are in excess of an annual rate of 0.75% of the average daily net assets of such Portfolio, PMLIC shall reimburse the Fund for the Portfolio's expenses in excess of such limit.

         4. The reimbursable amount, if any, shall be calculated daily and credited to the Fund on a monthly basis.

         5. This Reimbursement Agreement shall come into full force and effect on the later of the date on which it is approved by the Directors of the Fund (including a majority of the Directors who are not "interested persons") and November 1, 1991.

         6. This Agreement shall continue until December 31, 1991 and thereafter for successive annual periods ending December 31 of each year provided such continuance is specifically approved at least annually, by the Directors of the Fund, including a majority who are not "interested persons" and by PMLIC.
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         IN WITNESS WHEREOF, the parties have caused this Reimbursement
Agreement to be signed by their respective officials, duly authorized, as of the day and year first above written.


                                  PROVIDENT MUTUAL INSURANCE COMPANY
                                  OF PHILADELPHIA

Witness:

[sig]                             By: [sig]
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                                  THE MARKET STREET FUND, INC.

Witness:
[sig]                             By: [sig]
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